Exhibit 4.4

                      TRUST AGREEMENT


                     SCANA CORPORATION


                STOCK PURCHASE-SAVINGS PLAN


     THIS AGREEMENT, by and between SCANA CORPORATION (the "Company") , a corporation organized under the laws of the State of South Carolina and having its principal office at Columbia, South Carolina, and as successor corporation to South Carolina Electric & Gas Company under the "Stock Purchase-Savings Program for Employees" pursuant to a Plan of Exchange effective December 31, 1984, the title of which plan was subsequently changed by SCANA Board Resolution of April 26, 1989 to the SCANA Corporation Stock Purchase-Savings Plan (the "Plan") effective January 1, 1989, and First Union National Bank of South Carolina ("First Union", or the "Trustee"), a banking corporation having its principal office in Greenville, South Carolina, is effective within a transitional context from December 18 through December 31, 1991, as described below, and is fully effective as of the 1st day of January, 1992.

                            WITNESSETH:

     WHEREAS, the Company and The South Carolina National Bank ("SCNB") had executed an amended and restated Trust Agreement on December 7, 1989 pursuant to which SCNB has served as trustee of the Plan; and
     WHEREAS, the Company did on November 19, 1991 deliver to SCNB in accordance with Section 2.5 of the above Trust Agreement written notice of prospective removal of trustee, the trust services of SCNB to be concluded as of the close of business on December 31, 1991; and
     WHEREAS, the Company desires that First Union serve as Trustee of the Trust for the Plan effective January 1, 1992, which Plan and related Trust are intended to be and to be operated as a qualified Plan and Trust within the meaning of Section 401(a) of the Internal Revenue Code of 1986 as may be from time to time amended; and

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     WHEREAS, First Union desires to serve as Trustee;
     WHEREAS, in transition, SCNB will at the direction of the Company, transfer the bulk of trust fund assets to First Union as successor Trustee on December 18, 1991 to afford First Union adequate administrative lead time prior to First Union's receipt from the company on or before January 10, 1992 of December 31, 1991 distribution processing data, SCNB retaining only that number of shares of SCANA Corporation common stock and that cash balance which may reasonably be required for SCNB to satisfy any unfulfilled obligations of the November 30, 1991 distribution processing; and
     WHEREAS, following completion of the November 30, 1991 distribution processing as noted above, SCNB will transfer any and all remaining trust fund assets that it may hold to First Union as successor Trustee prior to January 1, 1992;
     NOW, THEREFORE, the Company, on behalf of itself and participating SCANA Corporation subsidiaries, and First Union as Trustee under this Trust Agreement, hereby consent to the following Trust terms:


                            ARTICLE I

                       ESTABLISHMENT OF TRUST

     1.1 The Company will, on behalf of itself and as agent for any participating subsidiary company, deliver or cause to be delivered from time to time to the Trustee contributions of employees of the Company and of any participating subsidiary, and contributions by the Company and by any participating subsidiary, pursuant to the Plan, all of which, together with the earnings, profits and increments thereon, without distinction between principal and income, shall constitute the trust fund hereby created and established. In accordance with directions from the Company to SCNB as the retiring trustee pursuant to notice issued in accordance with Section 2.5 of the Trust Agreement with SCNB dated December 7, 1989, First Union shall initially receive delivery of the trust fund and related records from SCNB to serve as successor Trustee as specified in the preamble provisions above.

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     1.2     This trust shall be a part of the Plan and shall be
administered for the exclusive purpose of providing benefits to Participants as defined in the Plan and their successors in interest in accordance with the provisions of the Plan the Internal Revenue Code of 1986 and of the Employee Retirement Income Security Act of 1974 (ERISA) and rules and regulations thereunder, as all may from time to time be amended.
      1.3 The Trustee, by executing this Trust Agreement, accepts the trust, and undertakes to hold, invest, distribute and administer the Fund in accordance with the provisions of this Agreement and agrees to be bound by the terms of the Plan applicable to it as well as of this Agreement.
     1.4 Notwithstanding references herein to the Plan, the duties and responsibilities of the Trustee shall be limited to carrying out the terms of this Agreement and the directions of the Company issued pursuant to this Agreement, and the Trustee shall be under no duty to seek contributions from the Company, or payments from any employee, or to compel acceptance by the Company of any subscription or offer to purchase or sell common stock of the Company.
                          ARTICLE II
                     CONCERNING THE TRUSTEE

      2.1 The Trustee shall have all powers necessary for performance of its duties under this Trust Agreement.
      2.2 The Trustee shall be paid by the Company such compensation as shall from time to time be agreed upon by the Company and the Trustee.
     2.3 The Trustee may accept as the direction, act, statement, determination or interpretation of the Company any writing purporting to be such and signed by or on behalf of the Plan Administrator or by a person designated in writing by the Plan Administrator. In that the Plan Administrator is the SCANA Corporation Stock Purchase-Savings Plan Committee ("Committee") per
Section 15. 1 of the Plan, and in that "The Committee delegates and assigns to the Plan Manager primary responsibility for management of the regular operations of the Plan" per Section 15.2 of the Plan, it is intended that the Plan Manager shall act on behalf of the Plan Administrator in virtually all matters concerning the Trustee.
     2.4 The Trustee shall have power and authority in its discretion to sell or exchange such securities and to execute such proxies, powers of attorney, agreements and other documents as it may deem necessary or advisable in administering the Trust.

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      2.5    The Trustee may resign at any time by delivering sixty
days' written notice of its resignation to the Company, but the Company may agree to accept such resignation upon shorter notice. The Company may at any time remove the Trustee by delivering thirty days' written notice of such removal to the Trustee, but the Trustee may agree to removal upon shorter notice. The retiring Trustee shall deliver the Fund and related records to such successor trustee as designated and appointed by the Company.

                             ARTICLE III
                   TRUST RECEIPTS AND INVESTMENTS

     3.1 All Deferrals and Contributions under the Plan shall be paid to the Trustee, who shall invest such amounts and earnings thereon as provided in Article VI of the Plan, and account for all such amounts and earnings thereon. The Trustee shall not be responsible in any way for the collection of contributions provided for under the Plan.
     3.2 Effective November 1, 1988, all Employee Deferrals and Contributions made during any Plan Year have been and shall be invested entirely in SCANA Corporation common stock. All Employer Contributions have been and shall be invested entirely in SCANA Corporation common stock. Except as otherwise provided in Section
3.10 of this Article, the Trustee shall not be deemed to have any discretionary investment powers in this regard, and as a result the Company shall, to the extent permitted by the Employee Retirement Income Security Act of 1974, indemnify the Trustee for any and all claims, losses, costs, expenses or other liabilities which the Trustee may incur or for which the Trustee may be held legally liable regarding this exclusive investment in SCANA Corporation common stock; the Company shall not, however, apart from matters pertaining to the exclusive aspect of this investment directive, indemnify the Trustee for any claim, loss, cost, expense or other liability incurred with respect to investment in SCANA Corporation common stock which is the result of the Trustee's gross negligence or recklessness.

     3.3 Company common stock shall be purchased by the Trustee as provided in Article VI of the Plan.

     3.4 Company common stock purchased by the Trustee shall be carried in the accounts of the Trustee at the cost thereof to the Trustee.
     3.5 The Trustee shall in its discretion exercise or sell any rights received from Company for the purchase of any additional shares of common stock or other securities which Company may offer to its stockholders.

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     3.6     The Trustee shall vote the shares of common stock
credited to the account of a Participant in accordance with the instructions of the Participant, and in the absence of such instructions, in accordance with its own discretion.
     3.7 The Trustee shall register Company common stock held by it hereunder in its own name or in the name of its nominee, with or without the addition of words indicating that such securities are held in a fiduciary capacity, and may hold any other securities in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust.
     3.8 The Company will maintain records accurately reflecting the interest of each Participant in the Plan.
     3.9 The Company will inform the Trustee as to amounts to be invested in Company common stock.

    3.10 The Trustee shall have the power to invest cash for short periods of time, not to exceed the period from the date the Trustee receives funds from the Company until the settlement date for purchases made by the Trustee, in interest-bearing deposits or money market obligations of the Trustee (where the Trustee is a federally-regulated bank) or otherwise with due prudence exercised as to safety, liquidity and rate of return.
    3.11 Loans may be made to the Participants under Article IX of the Plan and this section provided such loans (a) are available to all such Participants on a reasonably equivalent basis, (b) are not made available to highly compensated Employees or officers in an amount greater than made available to other Participants, (c) are made in accordance with Article IX of the Plan, (d) bear a reasonable rate of interest and (e) are adequately secured. The Plan Manager and not the Trustee shall be responsible for the administration, processing and collection of loans. The Plan Manager may bring actions for collection of amounts due in the name of the Trustee.

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                          ARTICLE IV
                         DISTRIBUTIONS

                 The Trustee shall make distributions at such times and in such form as the Plan Manager may direct in writing.
                           ARTICLE V
                      REPORTS AND ACCOUNTS
     5.1 The Trustee shall maintain true and accurate accounts of all transactions hereunder, which shall be subject to inspection and audit at any time by the Company or by auditors designated by the Company.
     5.2 Within sixty days after the end of each Plan Year, the Trustee shall prepare and deliver to the Plan Manager a statement, in such form as the Company shall prescribe, of its accounts and proceedings for the year. Each annual statement shall be certified as accurate by appropriate officers of the Trustee.


                          ARTICLE VI

                             TAXES

     6.1 The Trustee shall withhold and pay to the proper authorities any taxes required to be withheld by the Trustee or the Company from any distribution to or for the account of any Participant or with respect to any credit to the account of any Participant.
     6.2 The Trustee shall pay out of the Fund any taxes lawfully assessed upon the Fund or the earnings thereof or upon the Company with respect to the Fund or the earnings thereof.


                          ARTICLE VII
                        FIDUCIARY DUTIES
     7.1 The Trustee shall not engage in any activity that would constitute a prohibited transaction as defined in the appropriate sections of the Internal Revenue Code, ERISA, related
Regulations and any applicable South Carolina law.

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     7.2     No person dealing with the Trustee shall be required
to inquire into the decisions or authorities of the Trustee or to see to the application by the Trustee of any properties involved in such transactions; provided, that this provision shall not relieve any Plan fiduciary dealing with the Trustee from fulfilling his fiduciary duty. For the purposes of this Agreement, the "fiduciary duty" of the Plan fiduciaries (including the Trustee) shall include the duties specified by the Plan and in this Trust Agreement and all other duties imposed on plan fiduciaries under the Internal Revenue Code of 1986, ERISA, and any applicable South Carolina law, as all may from time to time be amended. The Trustee shall not be liable for the making, retention, or sale of any investment nor for any loss to or diminution of the trust fund, nor for any action it takes or refrains from taking, if at the direction of the Plan Manager.
     7.3 The Trustee shall not be liable for any expenses or liability hereunder unless due to or arising from its fraud, dishonesty, negligence, misconduct, or violation of the fiduciary standards of the Internal Revenue Code of 1986, ERISA, and any applicable South Carolina law, as all may from time to time be amended.
     7.4 The Trustee shall be under no duty to question any direction received from the Plan Manager or to make any suggestions to the Plan Manager in connection therewith, and the Trustee shall as promptly as possible comply with any direction given by the Plan Manager hereunder. The Trustee may consult with legal counsel of its choice, including counsel for or employed by the Company, upon any matter or question arising hereunder and shall be fully protected in acting in good faith upon advice received from such counsel.


                          ARTICLE VIII

            EXPENSES OF AND CHARGES AGAINST THE TRUST


     Expenses of and charges against the trust fund relating to the ordinary and necessary administration of the Plan and Trust will be paid by the Company or the Company's participating subsidiaries, and such amounts will not be treated as Employer Contributions. In the event any fee or expense reasonably incurred by the Trustee in its administration of the trust fund is not paid by the Company or by the Company's participating subsidiaries after due written notice by the Trustee is given thereof, the Trustee shall pay such fee or expense from Fund assets and shall promptly remit notice of such payment to the Company. Among the expenses encompassed by this section is reasonable compensation for the Trustee's services, which fees shall be agreed upon from time to time between the Company and the Trustee.
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                        ARTICLE IX

                     NON-ASSIGNABILITY

     Except to the extent permitted in the instance of a qualified domestic relations order as defined in Section 414(p) of the Code, no right or interest of any Participant or of any beneficiary of any Participant under this Agreement or in or to any part of the Trust hereby established shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, but excluding devolution by death or mental incompetency, and no right or interest of any such Participant or beneficiary shall be liable for, or subject to, any obligation or liability of such Participant or beneficiary.

                            ARTICLE X
                    AMENDMENT AND TERMINATION
     10.1 The Company reserves the right at any time by written notice to the Trustee to amend the terms of this Agreement in any respect whatsoever, or to modify, suspend or terminate this Agreement. No such amendment, however, may permit any part of the trust fund to revert to the Company or to be used for or diverted to purposes other than the exclusive benefit of Participants or for the payment of taxes and such expenses as might be incurred which are obligations properly to be satisfied from the trust fund, except that Company contributions made to the Plan shall be returned to the Company if made by reason of a good faith mistake of fact. Applicable to the circumstance of return of Company contributions are the following rules:

              1. The amount returnable is the excess of the amount contributed by the Company over the amount that would have been contributed had there not occurred a mistake of fact.
              2. Earnings attributable to the excess contribution shall not be returned to the Company, but losses attributable thereto must reduce the amount to be returned.
              3. The return to the Company must be made within one year of the mistaken payment of the contribution.

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No such amendment, modification, suspension or termination shall have any retroactive effect, except that an amendment may be made retroactively which is necessary or advisable in the judgment of the Company to bring this Agreement into conformity with laws or regulations, or to qualify the Plan and this Agreement for tax exemption and the Company's contributions thereunder as deductible for tax purposes, or which does not reduce the accrued benefit for any Participant, or which is not otherwise contrary to any other applicable law.
     10.2 Unless sooner terminated, the Trust shall continue for such period of time as is required to accomplish the purposes for which it is established.

                          ARTICLE XI

                         MISCELLANEOUS

     11.1 A copy of the Plan is attached hereto and incorporated herein by reference. All terms used in this Agreement which are defined in the Plan shall have the meanings assigned to them in the Plan unless the context in which they are used clearly requires otherwise. In the event any matter arises in connection with the administration of the Trust which is not provided for in this Agreement, or in the event there is a conflict between the provisions of this Agreement and the provisions of the Plan, the Plan provisions shall be controlling.
     11.2 This Agreement shall be construed, administered and enforced according to the laws of the State of South Carolina except as superseded by laws of the United States.
     11.3 If any part of this Agreement shall be found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions hereof, but such part shall be fully separable, and this Agreement shall be construed and enforced as if such invalid or unenforceable matter had never been inserted herein.
     11.4 This Agreement shall be binding upon the parties and upon their successors and assigns.
     11.5 This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, this instrument has been executed this
16th day of December 1991.

                            SCANA CORPORATION




                         BY: s/Lawrence M. Gressette
                            Lawrence M. Gressette
                            Chairman of the Board and
                            Chief Executive Officer


Attest: s/Barbara D. Blair
       Barbara D. Blair
       Corporate Secretary


                             FIRST UNION NATIONAL BANK OF
                             SOUTH CAROLINA, TRUSTEE



                         BY: s/Sandy W. Thrasher
                            Sandy W. Thrasher, Vice
                            President and Trust Officer

Attest: s/Marsha Samellas
       Marsha Samellas
       Employee Benefit Analyst



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